UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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PLC Systems Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PLC SYSTEMS INC.
10 FORGE PARK
FRANKLIN, MA 02038

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 13, 2007

Dear PLC Systems Inc. Shareholders:

NOTICE IS HEREBY GIVEN that an annual meeting of shareholders of PLC Systems Inc. will be held at our offices located at 10 Forge Park, Franklin, MA 02038, on Wednesday, June 13, 2007, at 10:00 a.m., Eastern time, for the purpose of considering and acting upon the following:

1.                To elect Robert I. Rudko and Mark R. Tauscher to serve as Class I directors of PLC Systems Inc.;

2.                To approve the selection by the audit committee of our board of directors of Vitale, Caturano & Company, Ltd. as our registered public accounting firm for the fiscal year ending December 31, 2007 and to authorize the audit committee to fix the remuneration to be paid to Vitale, Caturano & Company, Ltd.; and

3.                To transact any other business that may properly be brought before the meeting or any adjournment or postponement thereof.

Our board of directors has fixed the close of business on April 27, 2007 as the record date to determine the shareholders of PLC Systems Inc. who are entitled to receive notice of, and to vote at, the meeting or any adjournment or postponement of the meeting. Each holder of shares of our common stock on the record date will be entitled to one vote per share of common stock held on each matter properly brought before the meeting. Our stock transfer books will remain open for the purchase and sale of our common stock.

The accompanying proxy statement summarizes the items to be voted upon. We encourage you to read the proxy statement in its entirety.

By Order of the Board of Directors,
Edward H. Pendergast
Chairman of the Board
Franklin, MA
May 9, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

PLC SYSTEMS INC.
10 FORGE PARK
FRANKLIN, MA 02038

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors and management of PLC Systems Inc. (which is referred to herein as PLC, we or us) for use at our annual meeting of shareholders (which we refer to as the meeting) to be held on Wednesday, June 13, 2007, at 10:00 a.m., Eastern time, at our offices located at 10 Forge Park, Franklin, MA 02038, and at any adjournment or postponement of the meeting.

Our Annual Report for the year ended December 31, 2006 is being mailed to shareholders with the mailing of the Notice of Annual Meeting of Shareholders and this proxy statement on or about May 11, 2007.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to: PLC Systems Inc., Attention: James G. Thomasch, 10 Forge Park, Franklin, MA 02038, telephone: (508) 541-8800. Exhibits will be provided upon request and payment of an appropriate processing fee.

You should rely only on the information contained in this proxy statement in deciding how to vote. No one has been authorized to provide you with information that is different from that contained in this proxy statement. This proxy statement is dated May 9, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or a solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Proxies

All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting of Shareholders. Any proxy may be revoked by a shareholder at any time before it is exercised by delivering to our Secretary a duly executed proxy bearing a later date than the proxy being revoked or by voting in person at the meeting. Attendance at the meeting will not itself be deemed to revoke a proxy unless the shareholder gives affirmative notice at the meeting that the shareholder intends to revoke the proxy and vote in person.

Each shareholder may appoint an individual other than the individuals named in the enclosed proxy card as his or her proxy to attend and act on the shareholder’s behalf at the meeting by crossing out the names of the proxies that are currently listed and inserting the name of the replacement proxy in the blank space provided on the enclosed proxy card or by executing a proxy card similar to the enclosed form.

Voting Securities and Votes Required

On April 27, 2007, the record date for the determination of shareholders entitled to notice of and to vote at the meeting, there were outstanding and entitled to vote an aggregate of 30,311,040 shares of our common stock, no par value per share. Each share of common stock is entitled to one vote. Notice of the record date, as required by the Business Corporations Act of the Yukon Territory, which we refer to as Yukon law, was published in the Whitehorse Star newspaper on April 20, 2007.

Under our by-laws, two shareholders, or proxyholders representing two shareholders, holding not less than 10% of the outstanding shares of our common stock entitled to vote at the meeting shall constitute a quorum with respect to that matter at the meeting. Shareholders of common stock present in person or represented by proxy (including “broker non-votes” and shareholders which abstain or do not vote with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required for the election of directors and the approval of the selection of Vitale, Caturano & Company, Ltd. as our registered public accounting firm for the fiscal year ending December 31, 2007.

Shares that abstain from voting on a particular matter or shares that are “broker non-votes” will not be voted in favor of any particular matter described in this proxy statement and will also not be counted as votes cast or shares voting on such matter. As a result, abstentions and “broker non-votes” will have no effect on the voting on each matter described in this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of seven persons, divided into three classes serving staggered terms of three years. Currently there are two directors in Class I (whose terms expire at the meeting), three directors in Class II (whose terms expire at the 2009 Annual Meeting of Shareholders) and two directors in Class III (whose terms expire at the 2008 Annual Meeting of Shareholders). Two Class I directors are to be elected at the meeting. If elected, each of Robert I. Rudko and Mark R. Tauscher will hold office until the 2010 Annual Meeting of Shareholders or until his successor has been duly elected and qualified.

In the event that any nominee for Class I director becomes unavailable or declines to serve as a director at the time of the meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current board of directors to fill the vacancy. It is not expected that any of the nominees will be unavailable to serve.

Set forth below is the name of each member of the board of directors (including the nominees for election as Class I directors), his age, the date of the commencement of his term as a director, the positions and offices held by him, the class of director in which he currently serves, the expiration of his term as a director, his principal occupation and business experience during at least the past five years and the names of other publicly-held companies of which he currently serves as a director.

Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of April 30, 2007, appears below under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Name	Age	Date First Became a Director	Position	Class	Expiration of Term at Annual Meeting
Edward H. Pendergast	73	09/24/92	Chairman	II	2009
Kevin J. Dunn	54	09/24/99	Director	III	2008
Benjamin L. Holmes	72	05/24/00	Director	II	2009
Alan H. Magazine	62	09/24/99	Director	II	2009
Brent Norton, M.D.	46	06/10/94	Director	III	2008
Robert I. Rudko, Ph.D.	65	04/14/92	Director and Chief Scientific Officer	I	2007
Mark R. Tauscher	54	12/17/99	Director, President and Chief Executive Officer	I	2007

Edward H. Pendergast has served as Chairman of the Board since October 1998 and as a director since September 1992. Mr. Pendergast also served as PLC’s interim President and Chief Executive Officer from September 1999 to December 1999 and Lead Outside Director from March 1995 to October 1998. In addition, Mr. Pendergast served as a director of PLC Medical Systems, Inc., a wholly owned subsidiary of PLC, from its incorporation in 1989 until 1991. Since June 1989, Mr. Pendergast has served as President of Pendergast & Company, a privately-held management consulting firm. He also currently serves on the board of directors of several private companies. Mr. Pendergast is a certified public accountant.

Kevin J. Dunn has served as a director of PLC since September 1999. Mr. Dunn currently serves as President and Chief Executive Officer of the U.S. operations of Canaccord Adams Inc., an investment banking firm. From January 2005 to January 2006, Mr. Dunn served as President and Chief Executive Officer of Adams Harkness. From September 2002 to January 2005, Mr. Dunn served as Managing Director of Adams Harkness. From June 1999 to June 2002, Mr. Dunn served as Senior Managing Director of SunTrust Robinson Humphrey. From 1984 to June 1999, Mr. Dunn served as Executive

Vice President of Tucker Anthony Inc. Mr. Dunn received his M.B.A. degree from the University of Chicago Graduate School of Business and his B.A. degree from Harvard College.

Benjamin L. Holmes has served as a director of PLC since May 2000. Since December 1994, Mr. Holmes has served as President of The Holmes Company, a consulting firm that specializes in healthcare in the medical device industry. From 1985 to 1994, he served as General Manager and Vice President of Hewlett-Packard Medical Products Group. Currently, Mr. Holmes serves as a director of the UCLA Foundation and St. Luke’s Wood River Medical Foundation.

Alan H. Magazine has served as a director of PLC since September 1999. From 2004 to 2005, Mr. Magazine served as a partner and consultant with New Economy Strategies, a biotechnology consulting firm. From 1999 to December 2003, Mr. Magazine served as President of the Foundation for American Economic Competitiveness and its operating arm, the Council on Competitiveness, a non-profit organization focused on enhancing the ability of the United States to be economically competitive throughout the world. From 1990 to 1999, Mr. Magazine served as President of the Health Industry Manufacturers Association, a worldwide association for medical technology companies. Mr. Magazine serves as a director of Innotech Corp., a medical technology company. Mr. Magazine received his Ph.D. degree from the University of Maryland, his M.P.A. degree from Kent State University and his B.A. degree from Monmouth College (Illinois).

Brent Norton, M.D. has served as a director of PLC since June 1994. Since 1992, Dr. Norton has served as President, Chief Executive Officer and a director of PreMD Inc. (formerly IMI International Medical innovations Inc.), a publicly traded predictive medicine company. He is also a Director of Novadaq Technologies Inc., a publicly traded medical device company, and LymphoSign Inc, a private biopharmaceutical company. Dr. Norton completed his medical training at McGill University and conducted post-graduate work in biomedical engineering at Ecole Polytechnique at the University of Montreal. Dr. Norton received his M.B.A. degree from the Ivey School of Business, University of Western Ontario.

Robert I. Rudko, Ph.D. has served as a director of PLC since 1992 and as Chief Scientific Officer since October 1993. He also served as acting Chief Executive Officer from February 1997 to August 1997. In addition, Dr. Rudko served as Chairman of the Board from April 1992 to October 1998 and as President from April 1992 to October 1993. Dr. Rudko founded Laser Engineering, Inc., the predecessor to PLC Medical Systems, Inc., in 1981 and served as President from 1981 to October 1993. Prior to 1981, Dr. Rudko spent 14 years at Raytheon Corp. doing laser research. Dr. Rudko received his Ph.D. degree in Electrical Engineering from Cornell University.

Mark R. Tauscher has served as President, Chief Executive Officer and a director of PLC since December 1999. Mr. Tauscher has also served as President, Chief Executive Officer and a director of PLC Medical Systems, Inc. since January 2001. Prior to joining PLC, from November 1998 to December 1999, Mr. Tauscher served as Executive Vice President of Sales and Marketing at Quinton Instrument Company, a developer, manufacturer and marketer of cardiology products, medical devices and fitness equipment. From November 1996 to November 1998, Mr. Tauscher served as Division President of Marquette Medical Systems, Medical Supplies. From May 1994 to November 1996, Mr. Tauscher served as General Manager of Hewlett-Packard, Medical Supplies. Mr. Tauscher received his B.S. degree from Southern Illinois University.

Executive Officers

Kenneth J. Luppi, age 46, has served as Vice President of Operations of PLC Medical Systems, Inc. since September 1997. Mr. Luppi served as Acting Vice President of Operations from May 1997 to September 1997. Mr. Luppi was hired in August 1993 as PLC Medical Systems, Inc.’s Director of Service Operations. Prior to joining PLC Medical Systems, Inc., Mr. Luppi was employed as National Service

Manager of Candela Laser Corporation, a medical laser company. Mr. Luppi received his B.S. degree in Biomedical Engineering from Boston University.

Vincent C. Puglisi, age 59, has served as Managing Director, International of PLC Medical Systems, Inc. since June 1998. Mr. Puglisi served as Vice President, Corporate Sales from December 1997 to June 1998. From January 1984 to June 1997, Mr. Puglisi was CEO and founder of Medrep Corp., a medical device sales and marketing consulting firm. From July 1981 to November 1983, Mr. Puglisi served as Vice President, Sales and Marketing for Professional Disposables, Inc., a manufacturer of medical products. From September 1975 to June 1981, Mr. Puglisi held several sales and management positions with the American Hospital Supply Corporation. From June 1970 to August 1975, Mr. Puglisi served as an Officer in the U.S. Air Force with an honorable discharge at the rank of Captain. Mr. Puglisi graduated from the U.S. Air Force Academy in 1970 with a B.S. degree.

Robert I. Rudko, Ph.D., see biography above.

Mark R. Tauscher, see biography above.

James G. Thomasch, age 47, has served as Senior Vice President of Finance and Administration, Chief Financial Officer and Treasurer of PLC since November 1999. In addition, Mr. Thomasch has served as Chief Financial Officer, Treasurer, Secretary and a director of PLC Medical Systems, Inc. since January 2001. From May 1996 to March 1999, Mr. Thomasch served as Division President and Chief Operating Officer of XRE Corporation, a subsidiary of Trex Medical Corporation, a medical device company. From October 1989 to May 1996, Mr. Thomasch served as Chief Financial Officer for both XRE Corporation and Angiographic Devices Corporation, a medical device company and affiliate of XRE Corporation. Mr. Thomasch received his B.S. degree in Management with an Accounting Concentration from The Carroll School of Management of Boston College. Mr. Thomasch is a certified public accountant.

Each executive officer serves at the discretion of the board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Each person who has served as a director or executive officer during the fiscal year ended December 31, 2006 has no substantial interest, direct or indirect, in any matter to be acted upon at the meeting, other than the election of the Class I directors.

Corporate Governance

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of our shareholders. This section describes key corporate governance guidelines and practices that our board of directors has adopted.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of us and our shareholders. These guidelines, which provide a framework for the conduct of the board of directors’ business, provide that:

•       the board of directors’ principal responsibility is to oversee our management;

•       a majority of the members of the board of directors shall be independent;

•       the independent directors shall meet regularly in executive session;

•       directors have full and free access to management and, as necessary and appropriate, independent advisors;

•       new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•       at least annually, the nominating and corporate governance committee will conduct a self-evaluation of the board of directors to determine whether it is functioning effectively.

Board Determination of Independence

Under applicable American Stock Exchange, or AMEX, rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Messrs. Dunn, Holmes, Magazine and Pendergast and Dr. Norton has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 121A of the AMEX Company Guide.

Our board of directors has also determined that all of the current members of the audit, compensation and nominating and corporate governance committees are independent as defined under AMEX rules.

Our board of directors had also determined that Donald E. Bobo, Jr., who served as a member of our board of directors as the designee of Edwards Lifesciences LLC, or Edwards, until his resignation on April 3, 2006, and was also a member of the nominating and corporate governance committee, was independent as defined under AMEX rules.

Board Meetings and Attendance

Our board of directors held eight meetings during the fiscal year ended December 31, 2006. Each director attended at least 75% of the meetings of the board of directors and of the committees on which they served. We do not have a policy regarding director attendance at our annual meetings, although all of our directors attended the 2006 Annual Meeting of Shareholders.

Board Committees

Our board of directors has established four standing committees—audit, compensation, nominating and corporate governance and executive. Each of the audit, compensation and nominating and corporate governance committees operate under a charter that has been approved by the board of directors. Current copies of these charters are posted on the Corporate Governance section of our website at http://www.plcmed.com.

Our board of directors has determined that all of the members of the audit, compensation and nominating and corporate governance committees are independent as defined under AMEX rules, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Audit Committee

Our audit committee’s responsibilities include:

•       appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•       overseeing the work of our registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•       reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures;

•       monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•       overseeing our internal audit function;

•       discussing our risk management policies;

•       establishing policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•       preapproving all audit and non-audit services to be provided by our registered public accounting firm; and

•       preparing the audit committee report required by SEC rules (which is included in this proxy statement).

The members of our audit committee are Messrs. Dunn and Pendergast and Dr. Norton. Our board of directors has determined that Mr. Pendergast is an “audit committee financial expert” as defined by applicable SEC rules. The audit committee met five times during 2006.

Compensation Committee

Our compensation committee’s responsibilities include:

•       annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•       determining the compensation of our chief executive officer;

•       reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers;

•       overseeing and administering our equity incentive plans; and

•       reviewing and making recommendations to the board of directors with respect to director compensation.

The members of our compensation committee are Messrs. Holmes and Magazine and Dr. Norton. The compensation committee met three times during 2006.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee’s responsibilities include:

•       identifying individuals qualified to become members of the board of directors;

•       recommending to the board of directors the persons to be nominated for election as directors and to each of the committees of the board of directors;

•       reviewing and making recommendations to the board of directors with respect to management succession planning;

•       developing and recommending to the board of directors corporate governance principles; and

•       overseeing an annual evaluation of the board of directors.

The members of our nominating and corporate governance committee are Messrs. Holmes and Pendergast. The nominating and corporate governance committee met once during 2006.

Executive Committee

Our executive committee considers corporate and other matters that arise between meetings of the board of directors, as necessary. The members of our executive committee are Messrs. Pendergast, Dunn and Tauscher. The executive committee did not meet during 2006.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors.

In considering whether to recommend any particular candidate for inclusion in the slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all shareholders. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our board of directors believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

As of the date of this proxy statement, the nominating and corporate governance committee did not have a formal policy with regard to the consideration of director candidates recommended by shareholders. Our board of directors does not feel a formal policy is necessary, as the nominating and corporate governance committee does consider director nominees recommended by shareholders. There has been no change in the procedure by which shareholders may recommend nominees to the board of directors. The names of such nominees should be addressed to the Nominating and Corporate Governance Committee, c/o Secretary, PLC Systems Inc., 10 Forge Park, Franklin, MA 02038. No shareholder has submitted names of director nominees for consideration at the meeting.

Communicating with the Independent Directors

Our board of directors will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. The chairman of the board, with the assistance of our chief financial officer, is primarily responsible for monitoring communications from shareholders and for providing copies or summaries to the other directors as he considers appropriate. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Shareholders who wish to send communications on any topic to the board of directors should address such communications to Board of Directors, c/o Secretary, PLC Systems Inc., 10 Forge Park, Franklin, MA 02038.

Compensation of Directors

The compensation committee of our board of directors evaluates the compensation levels for all of our non-employee directors on an annual basis. Factors that the compensation committee considers in determining the appropriate level of compensation include, but are not limited to, the compensation paid to the directors of our competitor in the transmyocardial revascularization, or TMR, market and the compensation paid to directors of other companies in all industries of a similar size, as determined by relative sales levels. The compensation committee makes a recommendation to the board of directors as to any proposed adjustments to director compensation and the board of directors votes as to whether to approve those recommendations.

The following table sets forth information with respect to the compensation, exclusive of reimbursed out-of-pocket expenses, received by our directors for their service during the fiscal year ended December 31, 2006:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)
Donald E. Bobo, Jr.(2)	—	—	—		—	—	—	—
Kevin J. Dunn	16,000	—	4,500	(3)	—	—	—	20,500
Benjamin L. Holmes	16,000	—	4,500	(3)	—	—	—	20,500
Alan H. Magazine	12,000	—	4,500	(3)	—	—	—	16,500
Brent Norton, M.D.	14,000	—	4,500	(4)	—	—	—	18,500
Edward H. Pendergast	24,000	—	9,000	(5)	—	—	—	33,000
Robert I. Rudko, Ph.D.(6)	—	—	—		—	—	—	—
Mark R. Tauscher(6)	—	—	—		—	—	—	—

(1)          The high and low trading prices of our common stock on AMEX during the 30-day period prior to May 17, 2006, the date of grant, was $0.68 and $0.61.

(2)          Mr. Bobo resigned from the board of directors on April 3, 2006. Mr. Bobo did not receive any compensation or option grants during the fiscal year ended December 31, 2006 because he was a director as a result of our contractual relationship with Edwards.

(3)          On May 17, 2006, Messrs. Dunn, Holmes and Magazine were each granted an option to purchase 15,000 shares of our common stock with a grant date fair value of $0.48, which is estimated in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-based Payment,” which we refer to as SFAS No. 123R. See Note 7 to our consolidated financial statements for the year ended December 31, 2006, which is contained in our Annual Report on Form 10-K filed with the SEC, regarding assumptions underlying the valuation of our equity awards. As of December 31, 2006, each of Messrs. Dunn, Holmes and Magazine held options to purchase an aggregate of 95,000 shares of our common stock.

(4)          On May 17, 2006, Dr. Norton was granted an option to purchase 15,000 shares of our common stock with a grant date fair value of $0.48, which is estimated in accordance with the provisions of

SFAS No. 123R. See Note 7 to our consolidated financial statements for the year ended December 31, 2006, which is contained in our Annual Report on Form 10-K filed with the SEC, regarding assumptions underlying the valuation of our equity awards. As of December 31, 2006, Dr. Norton held options to purchase an aggregate of 125,500 shares of our common stock.

(5)          On May 17, 2006, Mr. Pendergast was granted of an option to purchase 30,000 shares of our common stock with a grant date fair value of $0.48, which is estimated in accordance with the provisions of SFAS No. 123R. See Note 7 to our consolidated financial statements for the year ended December 31, 2006, which is contained in our Annual Report on Form 10-K filed with the SEC, regarding assumptions underlying the valuation of our equity awards. As of December 31, 2006, Mr. Pendergast held options to purchase an aggregate of 297,000 shares of our common stock.

(6)          As employee directors, Mr. Tauscher and Dr. Rudko are not eligible to receive either compensation or an annual stock grant for service in their capacity as a director. Compensation received by Mr. Tauscher and Dr. Rudko for their service as employees is discussed below under the heading “Executive Compensation.”

Each of our non-employee directors (other than the chairman of the board) receives $12,000 per year and the chairman of the board receives $24,000 per year, paid in quarterly installments. In addition, non-employee directors (other than the chairman of the board) who serve as chairman of a committee, or who serve on more than one committee, receive an additional $500 per quarter. We reimburse our directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committees of the board of directors.

We also grant stock options to our non-employee directors. Generally, on the date of their initial election to the board of directors, new non-employee directors receive an initial grant of an option to purchase 30,000 shares of our common stock that vests in installments over three years. Once the initial grant has fully vested, non-employee directors (other than the chairman of the board) receive an annual grant of an option to purchase 15,000 shares of our common stock that generally vests in four equal quarterly installments. The chairman of the board receives an annual grant of an option to purchase 30,000 shares of our common stock that generally vests in four equal quarterly installments. The annual grants are generally made on the date of our annual meeting of shareholders. All such options have an exercise price equal to the closing price of our common stock on AMEX on the date of grant.

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executives and is intended to place in perspective the data presented in the tables and narrative that follow.

The compensation committee of our board of directors oversees our executive compensation program. In this role, the compensation committee reviews and approves annually all compensation decisions relating to our named executive officers.

Objectives and Philosophy of our Executive Compensation Program

Our primary objectives with respect to executive compensation are to:

•       retain, motivate and attract the best possible executive talent;

•       ensure executive compensation is aligned with our corporate strategies and business objectives;

•       promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•       align executives’ incentives with the creation of shareholder value.

To achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. In addition, our executive compensation program ties a substantial portion of each executives’ overall compensation to key strategic, financial and operational goals, which include, for example:

•       the profitability of our TMR operations;

•       the attainment of measurable development milestones, such as the number of patients we enroll in our RenalGuard clinical study; and

•       the attainment of CE Mark approval for our RenalGuard product.

We also provide a portion of our executive compensation in the form of stock options that vest over time, which we believe helps to retain our executives and aligns their interests with those of our shareholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation.

Overview of our Executive Compensation Process

To assist the compensation committee in discharging its responsibilities, the committee has retained Insight Performance Improvement, Inc., which we refer to as Insight, an independent human resources consulting firm, to assist in developing and implementing our executive compensation program. Insight assists the committee by providing comparative market data on compensation practices and programs based on an analysis of comparable peer companies. Insight also advised the compensation committee when assessing base salaries and bonus levels for executives.

In making compensation decisions, the compensation committee compares our executive compensation against that paid by our competitors in the TMR market, as well as other companies in all industries in the New England region of a similar size, as determined by relative sales levels. The latter survey data of peer group companies is developed for the compensation committee by Insight. The survey data, is periodically reviewed and updated by Insight for the committee and is used to benchmark executive compensation levels against companies that are generally comparable to our company, that have executive positions with responsibilities similar in breadth and scope to ours and that compete with us for executive talent. With this information, the compensation committee reviews and analyzes compensation for each executive and makes adjustments as appropriate.

The compensation committee generally targets overall compensation for our executive team between the 50th and 75th percentiles of compensation paid to similarly situated executives of the companies in the peer group. Variations to this general target may occur as dictated by the experience level of the individual and market factors.

Annually, corporate goals and objectives deemed to be appropriate for the upcoming calendar year are proposed by management to the compensation committee and the board of directors. These goals are reviewed, revised as necessary and then approved, first by the compensation committee and then by the entire board of directors. These corporate goals target, among other things, the achievement of specific research, clinical, regulatory and operational milestones thought to be instrumental to our primary goal of building long-term shareholder value.

Our executive team is primarily responsible for implementing specific plans to achieve these agreed upon annual goals, as well as other longer term strategic goals established by the board of directors. At the end of each calendar year, the compensation committee reviews the performance of the executive team by means of assessing the degree to which each of the established goals was achieved. Annual salary increases, annual bonuses and annual stock option awards granted to our executives are determined by the compensation committee after considering the degree of achievement of these corporate performance goals, as well as the updated competitive salary data for similar executives in the peer group as reported by Insight.

Annual base salary increases, if any, are implemented as of the first day of the calendar year and annual bonuses, if any, are customarily paid on or before March 15th of each year for the prior year. New stock option grants may be made at any time during the calendar year but customarily are done at least once a year in conjunction with our annual meeting.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•       base salary;

•       annual cash incentive bonuses;

•       stock option awards;

•       employee benefits; and

•       severance and change in control benefits.

We do not have any formal or informal policies or targets for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee, after reviewing information provided by Insight, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries for 2006, the compensation committee considered the survey data of compensation in the peer group, as well as a variety of other factors, including the seniority of the individual, the level of the individual’s responsibility, the skills and performance of the individual relative to targeted performance criteria and our financial performance. Generally, we believe that executive base salaries should be targeted near or slightly above the median of the range of salaries for executives in similar positions at comparable companies.

Base salaries are reviewed at least annually by our compensation committee, and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. The compensation committee also takes into account the Social Security Administration’s cost of living adjustment when annually reviewing base salaries.

In determining annual base salary increases for the executive team for 2006 the compensation committee considered the peer group data gathered by Insight, as well as the performance of the executive team in achieving the 2005 corporate goals and objectives, and determined that a 3% overall base salary increase was appropriate.

Annual Cash Incentive Bonus

We have an annual cash incentive bonus plan for our executives. The annual cash incentive bonuses are intended to compensate for the achievement of company strategic, operational and financial goals. Amounts payable under the annual cash incentive bonus plan are calculated as a percentage of the applicable executive’s base salary, with higher ranked executives typically being compensated at a higher percentage of base salary. The compensation committee works with the chief executive officer to develop goals that they believe can be reasonably achieved with hard work over the next year and the formula for determining potential bonus amounts based on achievement of those goals.

For 2006, our executive officers (except for Mr. Puglisi) were eligible to receive a bonus based 75% on the attainment of defined milestones related to our RenalGuard program. The other 25% of eligible bonus was tied to the financial performance of our TMR, Optiwave and surgical tube businesses, provided certain minimum milestone thresholds related to our RenalGuard program were achieved. The target bonus payment for Mr. Tauscher was 50% of his base salary, for Mr. Thomasch was 40% of his base salary, and for Mr. Luppi and Dr. Rudko was 30% of each of their respective base salaries. The percentages representing the targeted bonuses were established for Messrs. Tauscher and Thomasch by the terms of their employment agreements with us. The bonus payments would be below the target amounts if the financial performance of our business did not meet certain targets or we did not attain the defined program milestones.

Although we met the milestones related to the financial performance of our TMR, Optiwave and surgical tube businesses during 2006, we failed to achieve the pre-determined minimum milestone threshold related to patient enrollment in our pilot clinical study for RenalGuard by December 31, 2006. As a result, the compensation committee did not award bonuses for 2006 to any of our employees, including the executive team.

Our compensation committee also reserves the right to award discretionary bonuses to executives outside the annual cash incentive bonus plan. Such discretionary bonuses are intended to compensate executive officers for achieving financial and operational goals that were not contemplated in the annual cash incentive bonus plan. No such discretionary bonuses were granted during 2006.

Stock Options

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our shareholders. In addition, the standard vesting feature of our equity grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. Our equity awards have typically taken the form of stock option grants. All grants of options to our executives are approved by the compensation committee.

In determining the size of equity grants to our executives, including those options granted during 2006, our compensation committee considers a number of factors, including:

•       our company-level performance;

•       the executive’s performance, position and level of seniority;

•       the amount of equity previously awarded to the executive, the amount of such equity still held by the executive and the amount of such equity that is in-the-money;

•       the executive’s percent ownership of our common stock on a fully-diluted basis, both before and after taking into account the contemplated grant;

•       the vesting schedule of the executive’s outstanding equity awards; and

•       with respect to our other executives, the recommendation of our chief executive officer.

The compensation committee reviews all components of the executive’s compensation when determining annual stock option awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives.

Our compensation committee’s practice has been to grant stock options (other than to new hires) at the time of its regularly scheduled meetings. During 2006, the compensation committee only granted stock options at its regularly scheduled meeting held in conjunction with our annual meeting of shareholders. The compensation committee has also delegated to our chief executive officer the authority to grant stock options to non-executive new hires. Our chief executive officer granted three stock options to non-executive new hires during 2006, all of which were granted on the employee’s date of hire. We set the exercise price of all stock options to equal the closing price of our common stock on AMEX on the date of grant.

The stock options that were granted to our executives in 2006 vest at a rate of one-third per year over the first three years of the ten year option term. This vesting schedule is typical of prior option grants, with the exception of the annual grants made in 2004 and 2005, which were fully vested upon grant. The compensation committee determined that it was in our best interest to have those options be fully vested upon grant in order to avoid an income statement charge to future earnings that would otherwise have been required after adoption of SFAS No. 123R on January 1, 2006.

Vesting rights cease upon termination of employment and exercise rights cease ninety days after termination (or one year in the case of death or disability). Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Our compensation committee also reserves the right to make discretionary stock option grants to executives for extraordinary contributions.  No stock options were granted to executives outside of our annual stock option program during 2006.

We do not have any required equity ownership guidelines for our executives.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees, with the exception that our executives are required to pay their portion of any long term disability contribution with after-tax payroll contributions, as opposed to non-executive employees, who contribute toward this plan with pre-tax payroll contributions. We do not have a pension plan and have not adopted a mandatory matching contribution formula for our 401(k) plan.

Our executives are also generally provided a car allowance ranging from $500 to $1,000 a month. This allowance is reported as additional wages for tax reporting purposes and is considered by the compensation committee when assessing our executives’ total compensation arrangements.

Severance and Change in Control Benefits

Pursuant to employment agreements we have entered into with our executives, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our company. We have provided more detailed information about these benefits under the caption “Employment Contracts, Termination of Employment and Change in Control Arrangements” below.

We believe providing these benefits help us retain and compete for executive talent. After reviewing the practices of other companies comparable to ours,  we believe that our severance and change in control benefits are generally in line with severance packages offered to other executives with similar experience.

Our practice in the case of change in control benefits has been to structure these as “double trigger” benefits. In other words, the change in control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated during a specified period after the change in control. We believe a “double trigger” benefit maximizes shareholder value because it prevents an unintended windfall to executives in the event of a friendly change in control, while still providing them appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their jobs.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. Although we do not believe that the limitations of Section 162(m) have a material impact on us at the current compensation levels, we periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation would remain tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Executive Compensation

Summary Compensation Table

The following table sets forth certain information concerning the compensation for each of the last three fiscal years of our chief executive officer and our other four executive officers. We refer to these individuals as the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)(1)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Mark R. Tauscher	2006	286,841	—		—	9,319	—	—	12,000	308,160
President, Chief	2005	278,486	97,766		—	—	—	—	12,000	388,252
Executive Officer and Director	2004	270,375	57,646		—	—	—	—	12,000	340,021
James G. Thomasch	2006	180,081	—		—	9,319	—	—	12,000	201,400
Senior Vice President	2005	174,836	49,102		—	—	—	—	12,000	235,938
of Finance and	2004	169,744	28,952		—	—	—	—	12,000	210,696
Administration, Chief Financial Officer and Treasurer
Kenneth J. Luppi	2006	147,583	—		—	6,692	—	—	6,000	160,275
Vice President of	2005	143,284	30,181		—	—	—	—	6,000	179,465
Operations	2004	139,111	17,796		—	—	—	—	6,000	162,907
Vincent C. Puglisi	2006	149,350	—		—	1,500	—	—	6,000	156,850
Managing Director,	2005	145,000	—		—	—	—	—	6,000	151,000
International	2004	145,000	—		—	—	—	—	6,000	151,000
Robert I. Rudko, Ph.D.	2006	198,275	50,000	(3)	—	12,075	—	—	6,000	266,350
Chief Scientific Officer	2005	192,500	90,548	(3)	—	—	—	—	6,000	289,048
	2004	192,500	74,625	(3)	—	—	—	—	6,000	273,125

(1)                Amounts calculated utilizing the provisions of SFAS No. 123R. See Note 7 to our consolidated financial statements for the year ended December 31, 2006, which is contained in our Annual Report on Form 10-K filed with the SEC, regarding assumptions underlying the valuation of our equity awards.

(2)                Consists of a cash car allowance.

(3)                Includes a retention bonus of $50,000 paid pursuant to Dr. Rudko’s employment agreement, which is discussed under the caption “Employment Contracts, Termination of Employment and Change in Control Arrangements—Rudko Employment Agreement.”

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of stock options made during the fiscal year ended December 31, 2006 to each of our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#) (1)	Awards ($/Sh)(2)	Option Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Mark R. Tauscher	5/17/06	—	—	—	—	—	—	—	65,000	0.67	0.50
James G. Thomasch	5/17/06	—	—	—	—	—	—	—	65,000	0.67	0.50
Kenneth J. Luppi	5/17/06	—	—	—	—	—	—	—	50,000	0.67	0.50
Vincent C. Puglisi	5/17/06	—	—	—	—	—	—	—	15,000	0.67	0.50
Robert I. Rudko, Ph.D.	5/17/06	—	—	—	—	—	—	—	30,000	0.67	0.50

(1)                 These stock options were granted pursuant to our 2005 Stock Incentive Plan. We granted stock options to purchase an aggregate of 596,000 shares of common stock to our employees and the employees of our subsidiaries during the fiscal year ended December 31, 2006.

(2)                 These stock options vest at a rate of one-third per year over the first three years of the ten year option term. The exercise price is equal to the closing price of our common stock on AMEX on May 17, 2006, the date of grant. The high and low trading prices of our common stock on AMEX during the 30-day period prior to May 17, 2006 was $0.68 and $0.61.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning stock options held by each of the named executive officers as of December 31, 2006. We do not have any restricted stock outstanding.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark R. Tauscher	175,000	—		—	0.5625	10/25/10	—	—	—	—
	50,000	—		—	0.8125	1/6/11
	75,000	—		—	0.55	12/17/11
	350,000	—		—	0.45	3/23/13
	50,000	—		—	0.69	8/3/13
	130,000	—		—	0.81	5/17/14
	96,970	—		—	0.55	5/22/15
	—	65,000	(1)	—	0.67	5/14/16
James G. Thomasch	72,500	—		—	0.5625	10/25/10	—	—	—	—
	35,000	—		—	0.8125	1/6/11
	20,000	—		—	0.62	7/28/11
	75,000	—		—	0.55	12/17/11
	145,000	—		—	0.45	3/23/13
	50,000	—		—	0.69	8/3/13
	125,000	—		—	0.81	5/17/14
	96,970	—		—	0.55	5/22/15
	—	65,000	(1)	—	0.67	5/14/16
Kenneth J. Luppi	15,500	—		—	0.5625	10/25/10	—	—	—	—
	10,000	—		—	0.65	7/8/11
	50,000	—		—	0.55	12/17/11
	55,333	—		—	0.45	3/23/13
	30,000	—		—	0.69	8/3/13
	80,000	—		—	0.81	5/17/14
	72,727	—		—	0.55	5/22/15
	—	50,000	(1)	—	0.67	5/14/16
Vincent C. Puglisi	38,750	—		—	0.5625	10/25/10	—	—	—	—
	155,000	—		—	0.45	3/23/13
	8,152	—		—	0.55	5/22/15
	—	15,000	(1)	—	0.67	5/14/16
Robert I. Rudko, Ph.D.	18,225	—		—	0.5625	10/25/10	—	—	—	—
	30,000	—		—	0.55	12/17/11
	72,900	—		—	0.45	3/23/13
	45,000	—		—	1.25	11/2/13
	50,000	—		—	0.81	5/17/14
	60,606	—		—	0.55	5/22/15
	—	30,000	(1)	—	0.67	5/14/16

(1)                These stock options vest at a rate of one-third per year over the first three years of the option term.

Option Exercises and Stock Vested

Our named executive officers did not exercise any stock options during the fiscal year ended December 31, 2006. We do not have any restricted stock outstanding.

Employment Contracts, Termination of Employment and Change in Control Arrangements

We have arrangements with our named executive officers to compensate them in the event of termination of employment or change in responsibilities following a change in control of PLC.

Tauscher Employment Agreement

We entered into an employment agreement with Mr. Tauscher in December 1999 providing for an annual base salary of not less than $250,000 and an annual bonus targeted at 50% of his salary (however, his bonus may exceed this amount in certain circumstances) based upon the achievement of certain performance goals. This agreement also provides for the payment to Mr. Tauscher of 150% of the sum of his highest annualized base salary during the preceding three-year period and his previous calendar year’s bonus if Mr. Tauscher’s employment is terminated by us without cause or, within 12 months after a sale or change in control of PLC, by Mr. Tauscher following a reduction in his position, authority or responsibilities, a material reduction in salary or benefits or his relocation more than 100 miles from Franklin, MA. If such a termination had occurred on December 31, 2006, Mr. Tauscher would have been entitled to receive payments equal to $576,911, a portion of which would have been payable upon termination and the remainder of which would have been payable in monthly installments thereafter through September 30, 2007. If such termination had occurred on March 15, 2007, Mr. Tauscher would have only been entitled to receive payments equal to $447,472 since he did not earn a bonus in 2006.

Thomasch Employment Agreement

We entered into an employment agreement with Mr. Thomasch in November 1999 providing for an annual base salary of not less than $160,000 and an annual bonus of up to 40% of his salary based upon the achievement of certain performance goals. The agreement also provides for the payment to Mr. Thomasch of 100% of his highest annualized base salary plus bonus during the preceding three-year period plus the continuation of any other benefits available to Mr. Thomasch and his family on his last day of service for a period of 12 months if Mr. Thomasch’s employment is terminated by us without cause or, within 12 months after a sale or change in control of PLC, by Mr. Thomasch following a reduction in his position, authority or responsibilities, a material reduction in salary or benefits or his relocation more than 30 miles from Franklin, MA. If such a termination had occurred on December 31, 2006, Mr. Thomasch would have been entitled to receive payments equal to $223,938, a portion of which would have been payable upon termination and the remainder of which would have been payable in monthly installments thereafter through September 30, 2007, and the continuation of benefits through December 31, 2007, which has an estimated value of $27,990.

Rudko Employment Agreement

We entered into an employment agreement with Dr. Rudko in October 2003, which was amended on March 15, 2005, providing for an annual base salary of $192,500 and an annual bonus under any discretionary bonus programs that we may establish and make available to our vice presidents. The agreement also provided for a retention bonus of $150,000 to be paid to Dr. Rudko in three equal annual installments, which were made on October 1, 2004, October 1, 2005 and October 1, 2006. Dr. Rudko was required within ten days of his receipt of each retention bonus installment to repay a portion of the loans that we originally made to him in October 1991 and March 1992, which loans have now been repaid in full.

The agreement further provides for certain severance benefits payable to Dr. Rudko. Specifically, for each of the forty-eight months following the execution of the agreement that Dr. Rudko remains employed by us on a full-time basis, we will allocate $8,020, less all applicable taxes and withholdings, towards the potential severance pay for which he will be eligible upon the termination of his employment with us for any reason, other than by us for cause, provided that, following his termination, Dr. Rudko signs a severance agreement and release of claims drafted by us. If Dr. Rudko works for us on a less than full-time basis at any time during his employment, or if he takes a leave of absence from us for any reason, but we continue to pay his base salary as if he continued to work on a full-time basis during such period, our allocation towards the potential severance pay will be reduced proportionally to account for his reduced work schedule or absence. Further, if Dr. Rudko works for us on a less than full time basis at any time during his employment, or if he takes a leave of absence from us for any reason, and we reduce his base salary in proportion to his reduced schedule during such period, we will allocate towards the potential severance pay the amount we would have allocated had he worked full-time during such period.

If Dr. Rudko’s employment is terminated by him or us for any reason other than by us for cause on or after October 28, 2007, he will receive as severance pay the gross amount previously allocated by us towards the potential severance pay. If Dr. Rudko’s employment is terminated prior to October 28, 2007, either by us without cause or by him for good reason, he will receive as severance pay all amounts previously allocated by us towards the potential severance pay, plus the amount that would have been allocated between the date his employment is terminated and October 28, 2007 had he remained employed by us during such period. If Dr. Rudko chooses to terminate his employment prior to October 28, 2007 for any reason other than good reason, he will receive as severance pay only the amount previously allocated by us towards the potential severance pay. Dr. Rudko will not be eligible to receive any severance pay if his employment is terminated at any time by us for cause.

Any severance pay is subject to all applicable taxes and withholdings and may not exceed $385,000 gross plus the applicable amount contemplated as an extra severance payment as discussed in the preceding paragraph. Any severance pay that Dr. Rudko may receive will be paid in equal monthly installments over the twenty-four month period following the termination of his employment. If Dr. Rudko’s employment had been terminated by us without cause or by himself for good reason on December 31, 2006, he would have been entitled to receive severance pay equal to $385,000. If Dr. Rudko’s employment had been terminated by himself for any reason other than good reason on December 31, 2006, he would have only been entitled to receive severance pay equal to $312,780.

Luppi and Puglisi Severance Arrangements

Pursuant to resolutions adopted by our board of directors on December 19, 2001, Messrs. Luppi and Puglisi are entitled to receive payments equal to 26 weeks of their respective base salaries in the event that they are terminated within one year of the date of a change in control of PLC. If such terminations had occurred on December 31, 2006, Messrs. Luppi and Puglisi would have been entitled to receive lump sum payments equal to $73,791 and $74,675, respectively.

Report of the Audit Committee of the Board of Directors

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2006 and has discussed these financial statements with our management and with Vitale, Caturano & Company, Ltd., our registered public accounting firm for such fiscal year.

The audit committee has also discussed with Vitale, Caturano & Company, Ltd. the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Statement on Auditing Standards No. 61 requires our registered public accounting firm to discuss with our audit committee, among other things, the following:

•       methods to account for significant unusual transactions;

•       the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•       the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•       disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

Vitale, Caturano & Company, Ltd. also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T. Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The audit committee has discussed with Vitale, Caturano & Company, Ltd. their independence from us.

Based on its discussions with management and Vitale, Caturano & Company, Ltd. and its review of the representations and information provided by management and Vitale, Caturano & Company, Ltd., the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006. Subject to approval by shareholders at the meeting, the audit committee has selected Vitale Caturano & Co., Ltd. as our registered public accounting firm for 2007.

By the audit committee of the board of directors of PLC Systems Inc.

Kevin J. Dunn, Chairman
Brent Norton, M.D.
Edward H. Pendergast

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this report.

By the compensation committee of the board of directors of PLC Systems Inc.

Benjamin L. Holmes, Chairman
Alan H. Magazine
Brent Norton, M.D.

Compensation Committee Interlocks and Insider Participation

All decisions regarding the compensation of our executive officers for the fiscal year ended December 31, 2006 were made by our compensation committee, consisting of Messrs. Holmes and Magazine and Dr. Norton. No member of the compensation committee was at any time during 2006, or formerly, an officer or employee of ours or any of our subsidiaries. No member of the compensation committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers have served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as one of our directors or a member of our compensation committee.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of April 30, 2007 certain information with respect to the beneficial ownership of our common stock by (i) each person known by us to own beneficially more than 5% of our outstanding shares of common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all directors and named executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage Ownership
5% Shareholders:
Edwards Lifesciences Corporation	5,333,333	17.6
One Edwards Way Irvine, California 92614
Fred Kayne	3,074,800	10.1
c/o Fortune Financial 1800 Avenue of the Stars, Suite 310 Los Angeles, California 90067
Directors and Named Executive Officers:
Kevin J. Dunn(1)	100,000	*
Benjamin L. Holmes(2)	105,000	*
Kenneth J. Luppi(3)	335,294	1.1
Alan H. Magazine(4)	97,000	*
Brent Norton, M.D.(5)	125,500	*
Edward H. Pendergast(6)	371,492	1.2
Vincent C. Puglisi(7)	206,902	*
Robert I. Rudko, Ph.D.(8)	1,383,593	4.5
Mark R. Tauscher(9)	1,082,705	3.5
James G. Thomasch(10)	643,137	2.1
All directors and named executive officers as a group (10 persons)(11)	4,450,623	13.3

                 * Less than 1%.

       (1) Includes 95,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 30, 2007.

       (2) Includes 95,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 30, 2007.

       (3) Includes 330,227 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 30, 2007.

       (4) Includes 95,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 30, 2007.

       (5) Includes 125,500 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 30, 2007.

       (6) Includes 297,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 30, 2007.

       (7) Includes 206,902 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 30, 2007.

       (8) Includes 286,731 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 30, 2007 and 84,762 shares held of record by Dr. Rudko’s spouse.

       (9) Includes 948,637 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 30, 2007.

(10) Includes 641,137 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 30, 2007.

(11) Includes 3,121,134 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 30, 2007.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2006:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	1,351,809	$1.43	1,392,086 (2)
Equity compensation plans not approved by security holders(3)	3,415,112	$0.90	—
Total	4,766,921	$1.05	1,392,086

(1)          Consists of the following equity compensation plans: (i) 1993 Formula Stock Option Plan; (ii) 1993 Stock Option Plan; (iii) 1995 Stock Option Plan; (iv) 2000 Employee Stock Purchase Plan, as amended (the “2000 ESPP”); (v) 2000 Equity Incentive Plan; and (vi) 2005 Stock Incentive Plan.

(2)          Includes 321,252 shares issuable under the 2000 ESPP, including shares issuable in connection with the current offering period, which ends on May 31, 2007.

(3)          Consists of the following equity compensation plans and arrangements: (i) 1997 Executive Stock Option Plan; (ii) 2000 Non-Statutory Stock Option Plan; and (iii) 2000 Non-Qualified Performance and Retention Equity Plan.

Principal Accountant Fees and Services

The following table summarizes the fees of both Vitale, Caturano & Company, Ltd., our independent registered public accounting firm for 2005 and 2006, and Ernst & Young LLP, our independent registered public accounting firm for 2004, billed to us for each of the last two fiscal years:

Fee Category	2006	2005
Audit Fees(1)	$99,340	$90,680
Tax Fees(2)	$35,300	$25,012
Total Fees	$134,640	$115,692

(1)          Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. Audit fees for 2006 include an estimate of amounts agreed to with, but not yet billed by, Vitale, Caturano & Company, Ltd. in connection with their audit of our 2006 financial statements. The amounts also include $4,800 billed by Ernst & Young LLP in 2006 for an issuance of their consent and $3,500 billed by Ernst & Young LLP in 2005 in connection with the filing of a Form S-8.

(2)          Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to the preparation of corporate tax returns, accounted for all of the fees paid in 2006 and $22,332 of the total tax fees paid for 2005. Tax planning services accounted for the remaining $2,680 in 2005. Tax advice and tax planning services relate to assistance with general tax matters, tax audits and employee benefits. Amounts in 2006 were paid to Vitale, Caturano & Company, Ltd. and amounts in 2005 were paid to Ernst & Young LLP.

Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval must be detailed as to the particular service or type of services to be provided and must also be generally subject to a maximum dollar amount.

Our audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority must be reported on at the next meeting of the audit committee.

Certain Relationships and Related Transactions

We have adopted a policy providing that all material transactions between us and our officers, directors and other affiliates must be:

•       approved by a majority of the members of our board of directors;

•       approved by a majority of the disinterested members of our board of directors; and

•       on terms no less favorable to us than could be obtained from unaffiliated third parties.

No executive officer, director, nominee for election as a director or 5% shareholder of ours and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since January 1, 2006 or in any proposed transaction which in either such case has materially affected or will materially affect us, except as described below.

Edwards and Novadaq Agreements

TMR Distribution Agreement.   On January 9, 2001, we entered into an exclusive distribution agreement with a subsidiary of Edwards, which currently owns in excess of 5% of our outstanding common stock. Under this agreement, Edwards was appointed our exclusive distributor for our TMR products in the United States.

On March 20, 2007, we entered into a distribution agreement with Novadaq, a subsidiary of Novadaq Technologies Inc., pursuant to which we appointed Novadaq as our exclusive distributor in the United States for our TMR business. The agreement amended and restated the exclusive distribution agreement between us and Edwards, which had been assigned by Edwards to Novadaq on the same date. The agreement with Novadaq reflects substantially the same roles, responsibilities and financial terms as the previous agreement with Edwards.

Dr. Norton, one of our directors, is also a director of Novadaq Technologies Inc. Dr. Norton did not participate in any voting of our board of directors with respect to our entering into the distribution agreement with Novadaq.

Optiwave 980 System Agreements.   In February 2004, we signed an agreement with Edwards to assume the product development and manufacturing of the Edwards Optiwave 980 surgical ablation system, which consists of (1) a diode-based laser, which we refer to as the Optiwave 980, and (2) related systems disposables. The laser and related system disposables are used together to treat cardiac arrhythmias, or heart rhythm disorders.

In March 2006, we terminated this agreement and entered into a new modified supply agreement with Edwards such that we would prospectively only manufacture the Optiwave 980 for Edwards and Edwards would prospectively assume all development and manufacturing responsibilities for the Optiwave 980 related system disposables. We received a cash payment of $1,500,000 in consideration for selling our Optiwave 980 related system disposable manufacturing and development rights to Edwards. We hold the exclusive manufacturing rights to the current generation of Optiwave 980 for Edwards and have certain rights of first refusal related to the development and manufacture of any next generation laser.

Separately, Edwards is obligated to pay us a royalty on all future Optiwave 980 related system disposable sales, until such time, if ever, that cumulative royalty payments from Edwards reach $1,700,000.

In December 2006, Edwards announced the discontinuation of its Optiwave 980 program and, therefore, we do not expect to generate any additional revenues from this product line in the future.

Shareholders Agreement.   We entered into a shareholders agreement with Edwards on January 9, 2001, which was amended on February 24, 2004 and April 6, 2006. This shareholders agreement, with the exception of Articles VI and VII which provide for certain tax indemnifications to Edwards, was terminated on March 20, 2007 in connection with Edwards’ assignment of our exclusive distribution agreement to Novadaq.

Securities Purchase Agreement and Manufacturing License Agreement.   We entered into a securities purchase agreement, dated January 7, 2001, and a manufacturing license agreement, dated January 9, 2001, with Edwards. Both of these agreements were terminated on March 20, 2007 in connection with Edwards’ assignment of our exclusive distribution agreement to Novadaq.

Rudko Loan

Dr. Rudko, a director and our Chief Scientific Officer, had a loan from us that originated in 1991. In 1999, this loan was restructured to provide for interest from the inception of the loan to be calculated on the simple interest method at a rate of 6% per annum (a reduction of 2.65% from the original interest rate of this loan). This loan was paid in full on October 20, 2006. During the fiscal year ended December 31, 2006, the largest outstanding loan balance was approximately $36,011.34. See “Employment Contracts, Termination of Employment and Change in Control Arrangements—Rudko Employment Agreement.”

BOARD RECOMMENDATION

Our board of directors believes that the election of the nominees for Class I directors is in our and our shareholders’ best interests and recommends that the shareholders vote FOR the two nominees.

PROPOSAL 2

APPROVAL OF SELECTION OF REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Vitale, Caturano & Company, Ltd. as our registered public accounting firm to audit our financial statements for the year ending December 31, 2007. Vitale, Caturano & Company, Ltd. also audited our financial statements for the fiscal years ended December 31, 2005 and 2006. The affirmative vote of the holders of a majority of the shares of common stock voting on the matter at the meeting is necessary to appoint Vitale, Caturano & Company, Ltd. as our registered public accounting firm and to authorize the audit committee to fix the remuneration to be paid to Vitale, Caturano & Company, Ltd. In the event of a negative vote, the audit committee will reconsider its selection. A representative of Vitale, Caturano & Company, Ltd. is expected to be present at the meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

From June 14, 1996 to March 28, 2005, Ernst & Young LLP served as our registered public accounting firm. On March 28, 2005, the audit committee of our board of directors voted to appoint Vitale, Caturano & Company, Ltd. as our registered public accounting firm for the fiscal year ending December 31, 2005, following which we informed Ernst & Young LLP that we expected to dismiss them effective upon the receipt of shareholder approval for the appointment of Vitale, Caturano & Company, Ltd. As a result of this notification, Ernst & Young LLP resigned immediately, whereupon the appointment of Vitale, Caturano & Company, Ltd. became effective, subject to the shareholder approval that was received at our 2005 Annual Meeting of Shareholders.

During the fiscal years ended December 31, 2003 and 2004, and during the interim period ended March 28, 2005, we did not consult Vitale, Caturano & Company, Ltd. regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on our financial statements or on any matter that was the subject of a disagreement with Ernst & Young LLP or a reportable event as defined in applicable SEC rules.

The reports of Ernst & Young LLP regarding our financial statements for the fiscal years ended December 31, 2003 and 2004 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2003 and 2004, and during the interim period ended March 28, 2005, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference thereto in its reports regarding our financial statements for such years.

BOARD RECOMMENDATION

Our board of directors believes that the appointment of Vitale, Caturano & Company, Ltd. as our registered public accounting firm for the fiscal year ending December 31, 2007 is in our and our shareholders’ best interests and recommends that the shareholders vote FOR this proposal.

OTHER MATTERS

Our board of directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of copies of reports filed by all of our officers and directors who are persons required to file reports pursuant to Section 16(a) of the Exchange Act, or written representations from those reporting persons, we believe that during the fiscal year ended December 31, 2006, all filings required to be made by the reporting persons were timely made in accordance with the requirements of the Exchange Act.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or our annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: PLC Systems Inc., Attention: James G. Thomasch, 10 Forge Park, Franklin, MA 02038, (508) 541-8800. If you wish to receive separate copies of our proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Deadline for Submission of Shareholder Proposals for the 2008 Annual Meeting of Shareholders

Proposals of shareholders intended to be presented at the 2008 Annual Meeting of Shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us no later than January 10, 2008 in order to be included in the proxy statement and form of proxy relating to that meeting.

In addition, if we do not receive notice of a matter or proposal to be considered at the 2008 Annual Meeting of Shareholders by March 27, 2008, persons appointed by the board of directors will be allowed to use their discretionary voting authority with respect to such action or proposal that is raised at the 2008 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS ENCOURAGES SHAREHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. SHAREHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

By order of the Board of Directors,
Edward H. Pendergast
Chairman of the Board
Franklin, MA
May 9, 2007

▼ DETACH PROXY CARD HERE ▼

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PROXY

PLC SYSTEMS INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
2007 Annual Meeting of Shareholders—June 13, 2007

THE UNDERSIGNED, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice of 2007 Annual Meeting of Shareholders and Proxy Statement dated May 9, 2007 in connection with the 2007 Annual Meeting of Shareholders (the “Meeting”) to be held at 10:00 a.m., Eastern time, on Wednesday, June 13, 2007 at the offices of PLC Systems Inc. (the “Company”), 10 Forge Park, Franklin, Massachusetts 02038, and hereby appoints Mark R. Tauscher and James G. Thomasch, or each of them singly with full power of substitution, as proxies of the undersigned to act and vote on behalf of the undersigned at the Meeting and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed by the undersigned. If no direction is made, the proxies will vote FOR the election of the director nominees and FOR proposal 2.

The undersigned may appoint an individual other than the individuals named above as the proxy of the undersigned to vote the shares of the undersigned at the Meeting in accordance with this proxy by crossing out the names of the individuals listed above and identifying the replacement individual in the following space.

Please vote, date and sign on other side and return promptly in the enclosed envelope.
(See reverse side)

PLC SYSTEMS INC.

Please Detach Here
▼ You Must Detach This Portion of the Proxy Card ▼
Before Returning it in the Enclosed Envelope

▼ DETACH PROXY CARD HERE ▼

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The Board of Directors recommends a vote FOR the director nominees and FOR proposal 2.

1.                                       Election of Class I directors (or if a nominee is not available for election, such substitute as the Board of Directors may designate).

Nominees:   Robert I. Rudko         Mark R. Tauscher

ELECTION OF DIRECTORS	☐	FOR all nominees (except as indicated to the contrary — see INSTRUCTIONS below)	☐	WITHHELD from all nominees

INSTRUCTIONS: To withhold authority to vote for an individual nominee, strike a line through such nominee’s name. Your shares will be voted for the remaining nominee.

2.                                       Approval of the selection by the Audit Committee of the Board of Directors of Vitale, Caturano & Company, Ltd. as the Company’s registered public accounting firm for the fiscal year ending December 31, 2007 and to authorize the Audit Committee to fix the remuneration to be paid to Vitale, Caturano & Company, Ltd.

☐  FOR      ☐  AGAINST      ☐  ABSTAIN

Please sign this proxy card exactly as your name appears hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If this proxy card is not dated in the space provided below, it will be deemed to bear the date on which the Board of Directors mailed it.

Signature:	Date:

Signature:	Date: